Exhibit 10.1

CHANNEL DISTRIBUTION AGREEMENT

This Channel Distribution Agreement ("Agreement"), dated February 9, 2015 ("Effective Date"), is between simplyME Distribution ("simplyME") with offices at 90 Danbury Road, New Milford, CT 06776 and HDIMAX Media, Inc. Content Provider) with offices at

112 West 34th Street New York, New York 10120

Whereas simplyME distributes electronic media content and supporting advertisements within the entertainment and media industry over cable, satellite, online, IPTV, mobile and TV in the United States and international markets. simplyME has the rights and technology and capabilities to distribute this media content along with distribution agreements with national networks, such as XBox, Dish Network, Verizon, Comcast and and others, to provide outlets for electronic media content distribution and advertisements. This capability collectively is referred to as "Services"; and

Whereas, Content Provider wishes simplyME to transmit or otherwise distribute to End Users its Content through simplyME's Services.

Whereas, Content Provider has developed and/or may develop Programming or may otherwise have or obtain rights in Content; and

Now, therefore, in consideration for the representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

•	DEFINITIONS
•	"Affiliates" as used herein means persons or entities owning, controlling, owned by, controlled by or under common control with Content Provider or any of them as of the date hereof and/or at any time thereafter.
•	"Access Center" shall mean any Person authorized or otherwise allowed to permit End Users access to data/media generated or otherwise transmitted by Transmission Companies.
•	"Advertiser" shall mean an entity purchasing video, sponsorship and/or banner advertising slots.
•	"Content" shall mean (i) visual (including, without limitation motion pictures and still photograph), (ii) audiovisual products, and (iii) sound recording (including, without limitation, spoken words and music) whether or not coupled with a visual image, by any method and on any substance or material, or in any other form or format, whether now or hereafter known, which are owned or controlled by Content Provider or its Affiliates and set forth on Schedule 1, annexed hereto and made a part hereof.
•	"Content Provider" is an entity that produces Content, has Content, or acquires Content.
•	"Electronic Streaming" shall mean the transmission, broadcast or electronic communication (such transmission, broadcast or electronic communication being in any form now known or hereafter to become known including, without limitation, by means of cable, wire, fiber of any material, over-the-air in any frequency band, master antenna, satellite master antenna, low power communications, closed circuit communications, single and multi-channel multipoint distribution service and direct to TVRO (i.e., satellite receive only) or satellite transmission of a data stream pursuant to subscription, license, or other understanding.

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•	"End User" shall mean any Person capable of accessing data from an Access Center or Transmission Company through Electronic Streaming, Broadcast Transmission and/or Video On Demand service via Internet or Set Top Box or any other means.
•	To "Make Available" shall mean, with respect to Content provided or to be provided by Content Provider to simplyME and Content Provider obligations hereunder, to provide to SimplyME confirmation of the grant of all rights and licenses necessary for transmission or other distribution, public performance, sublicensing and other exploitation of such Content in accordance with the terms and conditions herein.
•	"Person" shall mean any individual, firm, corporation, general or limited partnership, joint venture, trust, association, unincorporated entity of any kind, or any federal, state or local governmental regulatory authority.
•	"Revenues" shall mean all monies actually collected by either party in payment from Advertisers and/or sponsors, or their authorized agents, for advertisements and/or sponsorship and/or banners and/or any other media transmitted through use of the Services to distribute the Content of Content Provider. Revenues also include any monies, such as but not limited to monies actually received from Pay-Per-View, received from distribution of the Content through use of the Services.
•	"Services" shall mean as defined above in the second paragraph on the first page of this Agreement.
•	"Term" shall mean as defined in this Agreement below.
•	"Territory" as defined in this Agreement below.

•	"Transmission Companies" shall mean companies selected by simplyME to transmit or otherwise distribute Content through Electronic Streaming, Broadcast, and/or Video On Demand or any other means to Access Centers for use in connection with the Services.
•	"Use" shall mean, collectively or individually, interact with, copy or otherwise reproduce, store, display, play, transmit, perform or otherwise exploit.

•	TERRITORY

The Territory is National over Verizon FiOS, Verizon Wireless, DISH Network and DISH Hopper, Comcast, XI3OX and a sub-channel to be named by Content Provider.

•	DISTRIBUTION RIGHTS

The Content Provider hereby grants to simplyME and its distributors and licensees the non-exclusive right within the Territory, to distribute a national VOD channel over that Content Provider creates a name for, license and exploit the Content and associated artwork through the following Transmission Companies: Verizon FiOS and Verizon Wireless VOD, and simplyme.tv online The Content Provider hereby grants to simplyME and its distributors and licensees the non-exclusive right and/or license within the Territory to distribute Content Provider's Content in the name of a VOD channel over said platforms as described:

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•	to use the names, likenesses and biographical material concerning each artist whose performances are comprised in the Content for purposes of promotion, sale and exploitation of the Content hereunder;
•	to use Content provided or to be provided by Content Provider, including, without limitation, to reproduce, under all applicable intellectual and commercial property rights (including copyright and trademark rights), such Content onto Files;
•	to provide copies of such Files to Transmission Companies and Access Centers and to provide, through Electronic Streaming, such Content to Transmission Companies and/or Access Centers;
•	to sublicense or otherwise authorize Transmission Companies and Access Centers to provide such Content through Electronic Streaming for Use by End Users;
•	to sublicense, through the Access Centers or such Access Centers' agents, the Use of such Content by End Users;
•	to market, promote, advertise and publicize, in any and all media ("Promotional Rights") such Content in connection with simplyME's rights hereunder and to authorize Transmission Companies and Access Centers to do the same; and
•	to use Content Provider trademarks and copyrighted materials and all other trademarks and copyrighted materials related to such Content in connection with exercising Promotional Rights and to authorize Transmission Companies and Access Centers to do the same.
•	to reproduce the Content to be added to simplyME's electronic files ("Files") that simplyME may provide by Electronic Streaming or other delivery means to Transmission Companies and Access Centers on a periodic basis. The Files provided to Transmission Companies and Access Centers may contain such Content, programming licensed from other content providers, and other programming.

•	DISTRIBUTION FEE

The fee for the Services hereunder and the new processing fee is a total of $5,000.00 due 30 days before launch with an ongoing monthly fee of $5,000.00 due the first of each month. A maximum of 30 pieces of media per month will be accepted for the monthly fee. If Content Provider would like to provide additional pieces, then the processing fee for each piece shall be $200 across both Verizon FiOS, Verizon Wireless, DISH Hopper and DISH Network, Comcast and all other outlets included in the Services. Content provider agrees to negotiate a number of common share of stock in lieu of payment, such share will be allocated as additional territories come on line and will be include in a seperate agreement.

•	REVENUE PAYMENTS BY THE PARTIES

During the Term of this Agreement, fifteen days after the close of every calendar month of the Agreement, the party receiving Revenues will send a report via email to the other party. This report will itemize each payment received, or to be received, the amount, source and associated Content. For the sum of all payments received as the date of the report, a transfer of this sum will be made to the other party's bank account as defined in this Agreement within 2 business days of the date of the report. For the sum of all payments not received as the date of the report, a transfer of this sum will be made to the other party in the next month's transfer payment. Content provider agrees to a 50/50 Ad revenue split.

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The Content Provider will make payments to the following wire transfer coordinates to simplyME:

Bank:

Account Name:

Account Number:

Routing Number:

simplyME will make payments to the following wire transfer coordinates to Content Provider:

Bank: TBD

Account Name: _________

Account Number:__________

Routing Number:__________

•	AUDIT RIGHTS

Both parties shall retain at its principal place of business for a period of not less than two (2) years after the calendar month to which such records relate, files, records, and books of account prepared in the normal course of business which contain data reasonably required for the computation and verification of the accounts to be paid and the information to be given in any report required hereunder. Upon not less than thirty (30) days prior written notice, either party shall permit one representative of the other party, i.e., a certified public accountant retained by the requesting party, at the requesting party's expense, to inspect and audit, upon reasonable notice to the other party and at reasonable times (but not more often than once annually) all such files, records and books of account, but only as related to Content provided in accordance with the terms and conditions herein, and to take extracts therefrom and make copies thereof for the purpose of verifying the accuracy of the payments provided under this Agreement. The information disclosed pursuant to this Section shall constitute Proprietary Information, as defined in this Agreement.

•	TERM

Subject to the earlier termination of this Agreement as set forth in Section 11 (Termination), the initial term of this Agreement shall begin, y. n the Effective Date of this Agreement and shall terminate on the date which is the last day of the 24th month following the Effective Date. This Agreement shall be renewed only upon mutual consent of the parties for a minimum of a two (1) year period unless either party, or both parties, notify the other party no later than three (3) months before the end of the initial term or renewal term then in effect of its, or their, intention not to so renew the term; upon such notification, this Agreement shall terminate at the end of such initial or renewal Term then in effect. (The initial and all renewal terms are hereinafter referred to collectively as the "Term".) The Confidentiality, Non-Compete and Non-Circumvent provisions of this Agreement survive the expiration of this Agreement regardless of which party does not elect to renew.

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•	TERMINATION FOR DEFAULT

simplyME may terminate this Agreement by giving Content Provider at least sixty (60) days prior written notice, if (a) the Content Provider has made any misrepresentation herein or breaches any of its obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not cured within thirty (30) days of such notice or such misrepresentation or breach is material and cannot be cured within thirty (30) days of such notice, or (b) Content Provider shall be unable to pay its debts when due, or shall make an assignment for the benefit of any of its creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction. The Confidentiality, Non-Compete and Non-Circumvent provisions of this Agreement survive the termination of this Agreement.

Content Provider may terminate this Agreement by giving simplyME at least sixty (60) days prior written notice, if (a) simplyME has made any misrepresentation herein or breaches any of its obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not cured within thirty (30) days of such notice or such misrepresentation or breach is material and cannot be cured within thirty (30) days of such notice, or (b) simplyME shall make an assignment for the benefit of any of its creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction. The Confidentiality, Non-Compete and Non-Circumvent provisions of this Agreement survive the termination of this Agreement.

•	EFFECT OF EXPIRATION OR TERMINATION

Upon the expiration or earlier termination of this Agreement, all rights granted to simplyME hereunder, except any rights provided under this Section and any rights surviving termination as specified in this Agreement, shall immediately terminate and revert to Content Provider, without any further action being required of either of the parties.

Within sixty (60) days after the expiration or termination of this Agreement, simplyME and Access Centers shall cease the Electronic Streaming and all other Use of the Content provided by Content Provider to the extent they were authorized under this Agreement. Until expiration of such sixty (60) day period, simplyME and Access Centers shall have the right to continue to the Electronic Streaming and Use of such Content and the End Users shall have the right to continue to Use such Content as permitted by the terms of this Agreement.

Upon expiration or earlier termination of this Agreement, all obligations incurred by simplyME and its respective partners and their parents and subsidiaries under this Agreement, except those specified in this Agreement, shall terminate immediately without any further action by the parties, except the obligation to remit payments hereunder

•	FUTURE CONTENT

With respect to any Content published on or after the Effective Date ("Future Content"), notwithstanding the date upon which Content Provider shall Make Available such Future Content, Content Provider shall Make Available each program of such Future Content (and grant Promotional Rights therefore to simplyME) no later than ten days following final edits. If Content Provider does not have the rights necessary to Make Available such Future Content in accordance with the foregoing sentence, then Content Provider shall use its best efforts to (i) acquire the necessary rights to Make Available such Future Content as soon as possible (and grant Promotional Rights therefore to simplyME), and (ii) notify simplyME immediately upon Content Provider acquisition of such rights. At such time, Content Provider shall document and provide to simplyME a list of any and all third party restrictions related to such Future Content and the expiration date for any third party rights associated with such Future Content.

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•	JURISDICTION & LEGAL FEES

The construction, validity and performance of this Agreement shall be governed by the laws of the state of New York without regard to conflicts of law principles. If either party seeks to institute a proceeding against the other relating to this Agreement, the party instituting such action shall bring the action in the federal and/or state courts in the State of New York. In the event of a dispute between the parties pertaining to this Agreement, the prevailing party shall be entitled to recover attorney's fees and other costs reasonably incurred in connection with any such dispute. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

•	GENERAL PROVISIONS
•	Drafted Jointly. This Agreement shall be deemed jointly drafted and to the extent the Agreement is determined to contain any ambiguities, the ambiguities shall not be construed against either party hereto.
•	Independent Parties. The parties hereto acknowledge and agree that the relationship between the parties is that of independent contractors. This Agreement shall not be deemed to create a partnership or joint venture, and neither party is the other's agent, partner, employee, or representative.
•	Representation. Each party has been represented by independent counsel or had the unrestricted opportunity to be represented by independent counsel of its choice for purposes of advice in connection with the negotiation and execution of this Agreement. If either party has not been represented by independent counsel of its choice in connection with this Agreement, it acknowledges and agrees that its failure to be represented by independent counsel was determined solely by itself
•	Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that performance of their respective obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or any other cause beyond the reasonable control of such party; provided, that such party gives the other party written notice thereof within ten (10) working days of discovery thereof.
•	Limitation on Liability; Remedies. Neither party shall be liable to the other party for any consequential, special, or punitive damages of any kind or nature whether such liability is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, even if the other party has been warned of the possibility of such loss or damages. All remedies hereunder, including without limitation, the termination of this Agreement, and all other remedies provided at law or in equity (and not excluded pursuant to the foregoing sentence) shall be deemed cumulative and not non-exclusive.
•	Waiver. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver to such provision respecting any future event or circumstance.
•	Headings. The headings of the Sections of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement. Wherever used herein, the singular and plural shall include the other, as the text requires the purpose of fulfilling its respective obligations hereunder. Furthermore, both parties agree that it shall not, either during or subsequent to the Term, directly or indirectly, publish any of the Proprietary Information unless the prior written consent of the disclosing party shall first have been obtained.

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•	NON-CIRCUMVENT

For Non-Circumvention, both parties herein agree not to communicate with any other of the other party's named suppliers, clients, consultants or intermediaries that have from time to time been made known to the party in connection with this Agreement during the Term of this Agreement and for a period of two years from the date of termination or expiration of this Agreement, unless agreed upon in writing by both parties. The exception would be if this Agreement were termination due to default, then the non-defaulting Party is not held to this Section.

•	ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party will have the right to assign any of its rights or obligations hereunder without the written approval of the other party which will not be unreasonably withheld. No such assignment shall relieve the assigning party of its obligations hereunder.

•	CURE

Unless otherwise specifically set forth herein, neither party shall be deemed to be in breach of this Agreement unless the complaining party gives specific notice to the alleged defaulting party of the nature of such default and/or breach and the alleged defaulting party fails to cure such breach within 30 days.

•	NOTICES

All notices shall be in writing and shall be sent by personal delivery, overnight courier, or certified mail, return receipt requested, postage prepaid, to the address of the party to be notified set forth herein or such other addresses as such party has designated by written notice to the other party. All notices shall be deemed given as of the date of receipt.

Notice to simplyME:

simplyME Corporation

90 Danbury Road

New Milford, CT 06776 USA

Office: 800-240-1197

Email: info@simplyme.tv

Notice to Content Provider: Myles Pressey

112 West 34th Street

Suite 1555

New York, NY 10220

mmoressey@zonzia.com

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simplyME shall indemnify and hold harmless Content Provider, its affiliated companies and their respective owners, officers, directors, employees, consultants and agents from all Liabilities incurred in connection with any claim arising out of simplyME's breach of any representation or obligation hereunder, or incurred in the settlement or avoidance of any such Liabilities. Notwithstanding the foregoing, Content Provider hereby acknowledges that no owner, employee, officer, director, consultant or agent of simplyME shall be individually responsible for indemnifying Content Provider for such Liabilities, except as permitted by law. The provision of this Section shall apply, without limitation, to claims brought by either party against the other. Pending the disposition of any such claim or action, Content Provider shall have the right to withhold payment of such portion of any monies which may be payable by Content Provider to simplyME hereunder as shall be reasonably related to the amount of the claim and estimate counsel fees.

To assert its rights of indemnification hereunder in cases involving third-party claims, the party seeking indemnification must: (i) promptly notify the indemnifying party of any claim or legal proceeding which gives rise to such right; (ii) afford the indemnifying party the opportunity to participate in, or fully control, any proceeding and the compromise, settlement, resolution or other disposition of such claim or proceeding; and (iii) fully cooperate with the indemnifying party, at the indemnifying party's expense, in such indemnifying party's participation in, and control of any proceeding and the compromise, settlement, resolution or other disposition of such claim or proceeding; provided, however, that if such compromise, settlement, resolution or other disposition could have an adverse effect on the indemnified party, the indemnified party's consent to such compromise, settlement, resolution or other disposition shall be required but shall not be unreasonably withheld.

18.	CONFIDENTIAL INFORMATION.

Both parties agree that certain information which either party may receive from the other party is proprietary to the delivering party. Such information includes, without limitation: (i) the terms and conditions of this Agreement; (ii) any proprietary ideas, plans and information, including, without limitation, information of a technological or business nature (including, without limitation, all trade secrets, computer programming, customer lists, technology, intellectual property, data, summaries, reports or mailing lists, whether written or oral and if written however produced or reproduced); (iii) the fact that simplyME intends to develop or market any particular hardware or programming products; (iv) any nonpublic information concerning the business or finances of either party; and (v) any other information provided by either party which is designated in writing by the party prior to disclosure as being proprietary to the party. All of the types of information referenced in clauses (i) through (v) of this paragraph shall be collectively referred to hereinafter as "Proprietary Information."

The obligations set forth in this Section shall not be applicable to any information which is or becomes: (i) known by either party prior to the disclosure thereof by the other party, as established by documentary evidence; (ii) lawfully received by either party from a third party who provided such information without breach of any separate confidentiality obligation owed by such third party; and/or (iii) required to be disclosed in the context of any administrative or judicial proceeding, but only to the extent required by such action and only after giving the disclosing party not less than ten (10) working days prior written notice of any such required disclosure, and provided further that the party shall use its reasonable best efforts to obtain an appropriate protective order regarding the information to be disclosed in any such context.

Neither party shall, during the Term and for two (2) years thereafter, directly or indirectly, disclose any of such Proprietary Information (or any portion thereof) to any other person or entity, other than to its employees, agents or consultants who participate directly in the performance of the party's obligations under this Agreement, and neither party shall copy or use any of the Proprietary Information except for

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•	MUTUAL DISTRIBUTION OF CONTENT

Subject to any limitations imposed upon Content Provider by its third party licensors of which simplyME has been made aware in advance, all decisions regarding the selection, timing, promotion, duration and territorial scope of Electronic Streaming of the Content through the Services and the advertisements to be associated with such Content shall be upon mutual consent of simplyME and Content Provider. If, in its sole discretion, simplyME determines that any Content must be edited or modified prior to simplyME's initial or continued distribution of such Content, then Content Provider shall use reasonable efforts under the circumstances to perform or have performed such edits or modifications as soon as practical provided such efforts do not impose an undue financial burden on Content Provider and provided Content Provider has the right to so edit or modify the Content.

•	REPRESENTATIONS AND WARRANTIES

simplyME and Content Provider each represent, warrant and covenant to the other that: (i) it has the power and authority to enter into this Agreement and to fully perform its respective obligations hereunder, (ii) this Agreement has been executed by its duly authorized representative, and (iii) it is under no contractual or other legal obligation which shall in any way interfere with the full, prompt and complete performance of its obligations pursuant to this Agreement.

Content Provider warrants and represents that it possesses the necessary legal rights to have simplyME distribute the Content in the Territory during the Term as provided herein. No materials embodied on the Content and the packaging therefor will violate any law or infringe upon the rights of any party.

Content Provider represents, warrants and covenants that the Electronic Streaming and Use of Content provided by Content Provider on the services and the promotional rights granted hereunder do not violate any copyright, trademark, trade name, or service mark, trade secret or patent right, and if the rights granted hereunder are owned or controlled by any entity other than Content Provider, all of the necessary actions have taken place between Content Provider and such third party in order to allow Content Provider to grant any of the intellectual property rights and promotional rights granted pursuant to this Agreement and to allow simplyME to distribute the Content.

Content Provider recognizes and acknowledges that simplyME has not made, and does not make, any representations or warranty with respect to the quantity (if any) of sales of Content.

•	INDEMNIFICATIONS.

Content Provider shall indemnify and hold harmless simplyME, its affiliated companies and their respective owners, officers, directors, employees, consultants and agents from all liabilities, damages, costs and expenses (including, without limitation, reasonable counsel fees and expenses) (each a "Liability", and collectively referred to herein as "Liabilities") incurred in connection with any claim arising out of Content Provider breach of any representation or obligation hereunder, including any claim that Content Provider lacks the authority to grant the rights, including Electronic Streaming rights granted herein, or incurred in the settlement or avoidance of any such Liabilities. The provisions of this Section shall apply, without limitation, to claims brought by either party against the other. Pending the disposition of any such claim or action, simplyME shall have the right to withhold payment of such portion of any monies which may be payable by simplyME to Content Provider hereunder as shall be reasonably related to the amount of the claim and estimate counsel fees.

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•	Modification. No modification of any provisions hereof shall be effective unless in writing and signed by both of the parties to this Agreement.
•	Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to give effect to the intent of the parties and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to give effect to the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
•	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written.
•	Construction. This Agreement has been negotiated by the parties and their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor or against any party.
•	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each party and delivered to the other party.

Accepted and Agreed to as of the Effective Date of this Agreement:

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